Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 23, 2018 by and among PCX Aerostructures, LLC, a Delaware limited liability company (the “Company”), Jeffrey L. McRae (the “Executive”) and, solely for purposes of issuance of equity interests under Sections 3(e) and (f), PCX Holding Corp., a Delaware corporation (the “Parent”). Certain capitalized terms used in this Agreement are defined in Section 13.

RECITALS:

A. The Company is engaged in and will continue to be engaged in the business of manufacturing, assembling, testing, selling, and providing complex dynamic and structural components and assemblies for military and civilian aircraft programs (collectively, the “Business”);

B. As a result of employment with and provision of services to the Company, the Executive will become familiar with confidential information and trade secrets associated with the Business; and

C. The Company desires to employ the Executive, and the Executive desires to be so employed, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment.

The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on July 23, 2018 (the “Start Date”) and ending as provided in Section 4.

Section 2. Position and Duties.

(a) During the Employment Period, the Executive shall serve as the Chief Financial Officer of the Company and each of its subsidiaries and shall have the usual and customary duties, responsibilities and authority of such position, subject to the power of the Chief Executive Officer or the Board (i) to expand or limit such duties, responsibilities and authority (provided such expanded or limited duties, responsibilities and authority are consistent with the position Chief Financial Officer) and (ii) to override the actions of the Executive. During the Employment Period, the Executive shall also serve, without additional compensation, as an officer, director or manager of the Company’s Affiliates.

(b) The Executive shall report to the Chief Executive Officer and shall devote his best efforts and substantially all of the Executive’s active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. The Executive shall perform his duties and responsibilities to the best of the Executive’s abilities in a diligent and professional manner. During the Employment Period, the Executive shall not engage in any outside business activity (including, without limitation, any consulting or advisory services, and board positions), without the prior written approval of the Board, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(c) The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investment, community, charitable, and social activities not interfering in any material respect with the Executive’s performance and obligations hereunder.

(d) The Executive’s principal place of employment will be at the Company’s facility in Newington, CT and Executive will be required to travel periodically, including to the Company’s facility in Mansfield, TX.

Section 3. Compensation and Benefits.

(a) Base Salary. The Company agrees to pay the Executive an annualized salary (the “Base Salary”) during the Employment Period, which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to applicable tax withholding and other deductions. The Executive’s initial annualized Base Salary shall be $360,000 and shall be increased to $380,000 on the first day of the 2019 fiscal year.

(b) Annual Bonus. With respect to each fiscal year during the Employment Period, the Executive will be eligible to earn an annual incentive bonus (the “Annual Bonus”) with a target annual bonus opportunity equal to twenty percent (20%) of his Base Salary for the 2018 fiscal year and thirty five percent (35%) of his Base Salary for each fiscal year thereafter. Payment of the Annual Bonus for any fiscal year shall made between January 1 and May 1 of the following year and shall be subject to (i) the achievement of budgeted EBITDA (as determined by the Board in its discretion) for such year and (ii) the Executive’s continued employment through the date on which such bonus is paid, except as set forth in Section 5(b).

(c) Expenses. The Company shall, in accordance with policies then in effect with respect to payments of business expenses, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses (which, for clarity, exclude ordinary commuting expenses) incurred by the Executive during the Employment Period in performing services hereunder. All expenses shall be accounted for in such reasonable detail as the Company may require.

(d) Vacation; Benefits. During the Employment Period, the Executive shall be entitled to five (5) weeks of vacation for each calendar year (prorated for any partial year) in accordance with the Company’s policies for executives, as such policies may be amended from time to time. In addition, during the Employment Period, (i) the Executive shall be entitled to participate in all employee benefit plans from time to time for which senior executive employees of the Company are generally eligible in accordance with the normal terms of such plans and (ii) the Company shall pay the Executive a temporary living stipend of $5,000] per month unless the Executive elects to relocate to the Newington, CT area.

(e) Incentive Equity Award. The Executive shall be entitled to receive an award of restricted Class B Non-Voting Common Stock of the Parent (the “Incentive Shares”) pursuant to an Equity Participation Agreement to be entered into by and between the Executive and the Parent as soon as practicable following the Start Date, substantially in the form attached hereto as Exhibit A.

(f) Equity Investment. In addition, the Executive shall have the right, on or prior to July 31, 2018, to purchase up to $2 million of Parent’s Series A Preferred Stock or Series B Preferred Stock, par value $0.001 per share (the “Purchased Shares”) for a purchase price equal to the fair market value of such Shares, as determined by the Board in good faith, subject to Board and stockholder approval. The issuance of the Purchased Shares shall be subject to the Executive’s execution and delivery of a joinder to the Parent’s Stockholders Agreement, a Subscription Agreement and such other documents as Parent may reasonably request in connection with such issuance.

(g) Transaction Bonus. Subject to (i) the Executive’s continued employment by the Company through the date of the Change in Control and (ii) the Executive committing to remain employed by the Company through the end of the Transition Period, the Company will pay the Executive a one-time bonus (the “Transaction Bonus”) equal to the amount, if any, that $500,000 exceeds the Incentive Share Value. The Transaction Bonus shall be paid within thirty (30) days following the date of the Change in Control. The Transaction Bonus shall be payable in cash, provided that if equity holders receive non-cash consideration (e.g. shares of stock of an acquiring corporation), then all or a portion of the Transaction Bonus may, in the Board discretion, be paid in such non-cash consideration (based on approximately the same proportion of cash vs. non-cash consideration that the equity holders receive).

Section 4. Term and Termination.

(a) General. The Executive’s employment pursuant to this Agreement shall commence on the Start Date and shall end on the third (3rd) anniversary of the Start Date, and shall be automatically extended thereafter for consecutive one (1) year terms, unless and until either party provides at least sixty (60) days’ advance written notice prior to the end of the then current Employment Period that such party declines to so extend the Employment Period. For purposes of this Agreement, the initial three (3) year term shall be referred to as the “Initial Employment Period,” and the Initial Employment Period, together with any additional extensions shall be referred to as the “Employment Period.” Notwithstanding the foregoing, the Employment Period shall terminate prior to the end of any such period (or extension of such period) upon the occurrence of any of the events set forth in clauses (b), (c) or (d) below.

(b) Termination by the Company for Cause; Resignation by the Executive Without Good Reason. The Employment Period may be terminated by the Company at any time for Cause, or by the Executive’s resignation without Good Reason. It is understood that if the Executive elects to terminate the Employment Period without Good Reason, then the Executive will provide the Company with sixty (60) days’ advance written notice.

(c) Termination by the Company Without Cause or by the Executive With Good Reason. The Executive’s employment may be terminated by the Company at any time without Cause or by the Executive with Good Reason.

(d) Termination Due to Death or Disability. The Executive’s employment will automatically terminate upon the Executive’s death and may be terminated by the Company upon the Executive’s Disability.

(e) Termination of All Positions. As of the effective date of termination of the Executive’s employment with the Company for any reason by either party, except as otherwise agreed in writing between the parties, the Executive will resign from all officer and director he holds with the Company and any of its Affiliates (including the Parent).

Section 5. Payments Upon Termination.

(a) Termination for Cause; Resignation Without Good Reason; Death and Disability. If the Executive’s employment is (i) terminated by the Company for Cause, (ii) due to the Executive’s resignation without Good Reason, or (iii) or due to the Executive’s death or Disability, then the Executive shall be entitled to receive his earned and unpaid Base Salary, and any benefits due under any employee benefit plan of the Company in accordance with the terms of such plan, through the Termination Date, as well as any as yet unreimbursed reimbursable business expenses (the “Accrued Obligations”). For the avoidance of doubt, the Accrued Obligations shall be paid in accordance with applicable law and pursuant to the Company’s plans and standard business expense policy.

(b) Termination without Cause or Resignation With Good Reason During the Employment Period. If the Executive’s employment is terminated during the Employment Period (i) by the Company without Cause, or (ii) by the Executive with Good Reason, then the Executive shall be entitled to receive the Accrued Obligations and, so long as the Executive executes (and does not revoke) a release substantially in the form attached hereto as Exhibit B (the “Release”) within the time period set forth in Section 15, the following payments (the “Severance Payments”):

(i) continued payments of the Executive’s then monthly Base Salary during the Severance Period;

(ii) any Annual Bonus with respect to the prior year that remains unpaid as of the Termination Date which shall be paid as set forth in Section 3(b); and

(iii) if the Executive elects to continue his participation and/or that of his eligible dependents in the Company’s medical and dental insurance plans pursuant to the federal Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then the Company shall pay or reimburse (either the Executive or the insurer directly) a monthly amount equal to the Company’s portion of the monthly premium cost of the Executive’s and his dependents’ participation in the Company’s group medical and dental plans (“COBRA Premiums”) during the period (the “COBRA Continuation Period”) beginning on the Termination Date and ending on the earliest of: (i) the last day of the Severance Period; (ii) the last day on which the Executive is entitled to continue such participation under applicable law and plan terms; and (iii) the date on which the Executive first becomes eligible to receive substantially similar coverage from another employer or other source. The Executive is required to notify the Company immediately if he becomes eligible for coverage under another medical or dental plan. Notwithstanding the foregoing, if the Company determines that provision of such COBRA benefits set forth in the first sentence of this paragraph would result in the imposition of penalties or additional taxes on the Company (including, without limitation, under Section 2716 of the Public Health Service Act) or taxation of the benefits to the Executive under Section 105(h) of the Code, then the Company will, in lieu thereof, provide to the Executive during the remainder of the COBRA Continuation Period, a taxable monthly payment in an amount equal to the COBRA Premiums.

(c) No Other Benefits. Except as otherwise required by law or as specifically provided herein, all of the Executive’s rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the Termination Date shall cease upon the Termination Date. The Executive agrees that the payments and benefits set forth in this Section 5 represent the sole payments and benefits he shall be entitled to in connection with termination of employment with the Company and that the Executive shall not be entitled to any other severance payments or benefits under any severance policy or practice maintained by the Company or its Affiliates.

Section 6. Nondisclosure and Nonuse of Confidential Information; Return of Property.

(a) The Executive shall not, directly or indirectly, disclose or use at any time without the written consent of the Company, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware during the Executive’s employment or provision of services to the Company or its Affiliates, whether or not the Confidential Information is developed by the Executive, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or is required to be disclosed by law, court order, or similar compulsion or is made to the Executive’s legal, tax or financial advisors (provided that any such disclosure to the Executive’s legal, tax or financial advisors shall be limited to the extent necessary to allow such advisors to perform their respective services); provided, however, that such disclosure shall be limited to the extent so required or compelled; and, provided, further, that the Executive shall give the Company written notice of a court order or similar compulsion that would require the disclosure of Confidential Information. The Executive acknowledges that the Company’s Confidential Information has been generated at great effort and expense by or on behalf of the Company and its predecessors and Affiliates. The Executive does not claim any rights to or lien on any Confidential Information. The Executive will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which the Executive becomes aware and of all details thereof. The Executive shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company on or before the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) containing the Confidential Information and the Work Product (as defined below) which the Executive may then possess or have under his control and will delete any and all copies of electronic Confidential Information from his personal computer, PDA, tablet, smart phone and other similar electronic data storage devices and services.

(b) As used in this Agreement, the term “Confidential Information” means information that is used, developed or obtained by the Company, the Parent or any of their Affiliates or predecessors in connection with the Restricted Business (as defined below), including, but not limited to, information, observations and data obtained by the Executive while employed by the Company, its Affiliates or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) Customers, clients and suppliers and Customer, client and supplier lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology, know-how and trade secrets, (xv) business strategies and acquisition plans, financial or other performance data and personnel lists and data, and (xvi) all similar and related information in whatever form. Confidential Information will not, however, include information that (a) is or becomes publicly available other than as a result of a direct or indirect fault of the Executive, or (b) is in the rightful possession of or rightfully known to the Executive and is obtained from third parties prior to his provision of services to the Company, as demonstrated by the Executive. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) For purposes of clarification, the Executive shall not use any Confidential Information about the Company and/or any Customers or any person, entity or institution to whom or to which the Company sold, solicited sales, supported, marketed or promoted products or services, including, without limitation, all employees, agents or representatives, and any other persons who control, direct or influence purchasing decisions of any such Customer, person, entity or institution, including, without limitation, Confidential Information relating to the identity and special needs of any of such Customers, persons, entities or institutions, key customer contact information, pricing and other financial arrangements with any of the Customers, persons, entities or institutions, for the purpose of soliciting any such Customers, persons, entities or institutions at any time after the Termination Date.

(d) Nothing in this Agreement shall prevent Employee from (i) reporting conduct to, filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other governmental authority or (ii) disclosing information permitted by any whistleblowing law or regulation.

(e) The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

Section 7. Inventions and Patents.

The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which (a) relate to the actual or anticipated business, research and development of the Company or any of its Affiliates or their respective existing or future products or services and (b) are conceived, developed or made by the Executive (whether or not during usual business hours or on the premises of the Company or any Affiliate and whether or not alone or in conjunction with any other person) while employed by the Company or any Affiliate, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), belong in all instances to the Company or such Affiliate. The Executive shall promptly disclose the Work Product to the Board and, at the Company’s sole expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the ownership by the Company or its Affiliate of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and, at the Company’s sole expense, to provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. If the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Work Product, under the conditions described in this sentence.

Section 8. Restrictive Covenants.

(a) Non-Competition. In order to protect the goodwill of the Company and its Affiliates and the Company’s and its Affiliates’ interests in Confidential Information and as an inducement to the Parent to issue to the Executive equity interests pursuant to Sections 3(e) and (f) of this Agreement, the Executive agrees that during the Employment Period and for six (6) months thereafter, subject to automatic extension during the period of any violation of this Section 8 (such period, together with any such extension if applicable, the “Restricted Period”), the Executive shall not directly or indirectly own, manage, control, participate in, be employed by, consult with, render services for, or in any manner engage in or represent any business competing with the Business or with any other businesses, products or services of the Company or any of its Affiliates, as such businesses, products and/or services exist on the Termination Date (collectively, the “Restricted Business”) within any Restricted Territory. Nothing herein shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded that is engaged in the Restricted Business, so long as the Executive has no active participation in the business of such corporation.

(b) Non-Solicitation; Non-Diversion. During the Restricted Period, the Executive shall not directly or indirectly through another person or entity:

(i) induce or attempt to induce any employee of or individual consultant to the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or individual consultant thereof, on the other hand;

(ii) solicit for hire or hire any person who was an employee or consultant of the Company or any Affiliate until twelve (12) months after such individual’s employment or consulting relationship with the Company or any Affiliate has been terminated;

(iii) solicit, induce or attempt to solicit or induce any actual or potential Customer, supplier, licensee, contractor or other business relation of the Company or any Affiliate to cease or reduce doing business with the Company or such Affiliate, or in any way interfere or attempt to interfere with the relationship between any such any actual or potential Customer, supplier, licensee, contractor or business relation, on the one hand, and the Company or any such Affiliate, on the other hand; or

(iv) induce or attempt to induce any Customer, supplier, licensee, contractor or other business relation of the Company or any of its Affiliates to purchase services or goods sold as part of the Restricted Business from an entity or person other than the Company or any Affiliate.

(c) Reasonableness. The Executive understands and agrees that (i) the provisions of Sections 6 and 7 and this Section 8 are reasonable and necessary to preserve the legitimate business interests of the Company and its Affiliates, (ii) the Executive will be obtaining access to the Confidential Information and (iii) the Company and the Parent would not agree to the provisions hereof and to issue equity to the Executive without the covenants contained in such Sections.

(d) Notice to New Employer. The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(e) Blue Pencil. If, at the time of enforcement of Sections 6 and 7 and this Section 8, a court holds that the restrictions stated in such Sections are unreasonable under the circumstances then existing, the Executive and the Company agree that the maximum period, scope or geographical area that the court declares reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law.

(f) Mutual Non-Disparagement. Subject to Section 6(d), in order to protect the goodwill of the Company and its Affiliates, to the fullest extent permitted by law, the Executive, both during and after the Employment Period, shall not publicly criticize, denigrate, or otherwise disparage any of the Company, its Affiliates, or each such entity’s employees, officers, directors, consultants, other service providers, equity holders, products, processes, policies, practices, standards of business conduct, or areas or techniques of research, manufacturing, or marketing. In order to protect the business reputation of the Executive, to the fullest extent permitted by law, the

Company, both during and after the Employment Period, agrees not to publicly criticize, denigrate, or otherwise disparage the Executive. Nothing in this Agreement shall prevent the Executive or the Company from providing truthful testimony pursuant to a legally-issued subpoena. The Executive promises to provide the Company with written notice of any request to so cooperate or provide testimony within one day of being requested to do so, along with a copy of any such request, and the Company agrees to similarly provide the Executive with such notice.

Section 9. Enforcement; Tolling

(a) Because the Executive’s services are unique and because the Executive has access to the Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement by the Executive, the Company and any of its Affiliates, successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). The Executive shall not claim that the Company or any of its Affiliates, successors or assigns has adequate remedies at law for a breach of any of Sections 6 through 8, as a defense against any attempt by the Company to obtain the equitable relief described in this Section 9.

(b) In the event that the enforceability of any of the terms of this Agreement shall be challenged in a court of competent jurisdiction and the Executive is not enjoined from breaching any of the restrictive covenants, then if a court of competent jurisdiction finds that the challenged restrictive covenant(s) is enforceable, the time periods set forth herein shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

Section 10. Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Sections 6 through 8, any Severance Payments then or thereafter due from the Company to the Executive pursuant to Section 5 shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such Severance Payments shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations (or terminating the Restricted Period) under such Sections 6 through 8, or the Company’s other rights and remedies available at law or equity.

Section 11. Representations, Warranties and Additional Covenants of the Executive.

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity, and (c) upon the execution and delivery of this Agreement by the Company and the

Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive agrees that he will not improperly use or disclose confidential information or trade secrets of any prior employer or third person or bring onto the Company’s premises any confidential information or trade secrets belonging to any prior employer or third person unless the Executive has received the prior written consent of such prior employer or third party.

Section 12. Notices.

All notices, requests, demands, claims, and other communications hereunder shall be delivered in writing as follows:

If to the Company, to:

PCX Aerostructures, LLC

Address:	[***]

Telephone:	[***]

Facsimile:	[***]

Attention:	Board of Directors

with copies (which copies shall not constitute notice) to:

RFE Investment Partners

Address:	[***]

Telephone:	[***]

Facsimile:	[***]

Email:	[***]

Attention:	[***] and [***]

Finn Dixon & Herling LLP

Address:	[***]

Telephone:	[***]

Facsimile:	[***]

Attention:	[***] and [***]

If to the Executive, to:

Jeffrey L. McRae

Address:	[***]

Telephone:	[***]

Email:	[***]

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail. Instructions, notices or requests of the type described in Section 13(c) may be sent by email to the Executive, provided that a copy is sent the following day by one of the above delivery methods.

Section 13. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company, whether directly or indirectly, and shall include the Parent and the Parent’s subsidiaries.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means:

(i) the failure by the Executive to perform in all material respects such duties as are reasonably assigned to the Executive by the Board or the Chief Executive Officer in the course of the Executive’s performance of his duties hereunder (including via email or other instructions, but other than as a result of total or partial incapacity due to physical or mental illness);

(ii) gross negligence or willful misconduct by the Executive in the performance of his duties under this Agreement;

(iii) commission of an act of fraud against or misappropriation of material property belonging to the Company or any of its Affiliates;

(iv) a conviction of or a plea of guilty or nolo contendere by the Executive to a misdemeanor involving fraud, embezzlement, or other financial dishonesty, or to a felony;

(v) (1) the material breach by the Executive of this Agreement (other than any breach by the Executive of the provisions of Sections 6, 7 or 8), (2) any breach by the Executive of the provisions of Sections 6, 7 or 8 or (3) the material breach by the Executive of any other agreement or contract with the Company, or any of its Affiliates which the Executive has signed and which is then in effect; or

(vi) the Board’s reasonable determination that the Executive has engaged in a pattern of commissions of violations of state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or a violation of any material policy of the Company (including, without limitation, the Company’s anti-harassment and/or sexual harassment policy as in effect from time to time).

The Company shall not be entitled to terminate the Executive’s employment for Cause pursuant to clauses (i), (ii), (v)(1) or (3), or (vi) unless the Board provides to the Executive written notice stating in reasonable detail the basis for termination and an opportunity of at least thirty (30) days in duration (such duration to be determined in good faith by the Company) to cure such basis for termination (unless (x) the facts and circumstances underlying such termination are not able to be cured or (y) the Company has previously delivered a notice under the same clause of this Section 13(c) with respect to the same basis for termination the facts and circumstances of which were cured; in any case (x) or (y), the Company may terminate the Executive’s employment without providing an opportunity to cure). Such written notice shall specifically state the length of the cure period, and the clause(s) above that is(are) the basis for a termination for Cause.

(d) “Change in Control” has the meaning ascribed to such term in Parent’s 2014 Equity Incentive Plan; provided, that to the extent necessary to comply with Section 409A of the Code, Change in Control shall be limited to a “change in control event” within the meaning of Section 409A of the Code.

(e) “Customer” means any person (x) that at any time has purchased goods or received services from the Company and/or any of its Affiliates or (y) that at any time has directly or indirectly provided or referred customers to, or otherwise provided or referred business for, the Company or any Affiliates.

(f) Disability. For purposes of this Agreement, “Disability” shall mean any long-term disability or incapacity which (x) renders the Executive unable to substantially perform his duties hereunder for one hundred eighty (180) days during any 12-month period, or (y) is reasonably expected to render the Executive unable to substantially perform his duties for one hundred eighty (180) days during any 12-month period based, in the case of this clause (y) only, upon the opinion of a physician mutually agreed upon by the Company and the Executive; provided, however, that no action shall be taken hereunder that precludes the Executive from making a claim under any separate long-term disability policy maintained by the Company.

(g) “Good Reason” means:

(i) any involuntary reduction in Base Salary, except where such reduction is part of an across the board or substantially across the board compensation reduction; or

(ii) any material and adverse change to the Executive’s title.

Notwithstanding the foregoing, a termination of employment by the Executive for Good Reason shall not occur unless the Executive provides to the Company written notice stating in reasonable detail the basis for termination and an opportunity of at least thirty (30) days in duration to cure such basis for termination, and the Executive terminates his employment within ninety (90) days following the initial occurrence of the existence of such basis for termination. Such written notice shall specifically state what steps the Executive deems necessary for the Company to properly cure such circumstance(s).

(h) “Incentive Share Value” means, without duplication, an amount equal to the sum of (a) the value of the Incentive Shares as of Change in Control, as reasonably determined by the Board in good faith and (b) any amounts received by the Executive with respect to the Incentive Shares prior to the Change in Control including, without limitation, any dividend payments. For the avoidance of doubt, if any earnouts, escrows, holdbacks or other deferred or contingent payments may be payable in connection with a Change in Control, then the Board shall take into consideration the likelihood that such payments will ultimately be paid in determining the Incentive Share Value.

(i) “Parent’s Board” means the Board of Directors of the Parent.

(j) “Restricted Territory” means (i) Hartford County in the State of Connecticut, (ii) the State of Connecticut, (iii) the New York City metropolitan area, (iv) the State of New York, (v) the State of New Jersey, (vi) every other city, state, territory or possession of the United States in which the Company or any of its Affiliates has engaged in the Restricted Business within the twelve-(12) month period preceding the Termination Date, and (vi) any country in which the Company or any of its Affiliates has engaged in the Restricted Business within the twelve (12)-month period preceding the Termination Date.

(k) “Severance Period” means the six-month period following the Termination Date.

(l) “Termination Date” means the Executive’s last day of employment under this Agreement with the Company and each of its Affiliates.

(m) “Transition Period” means the period that the buyer in the Change in Control transaction requests that the Executive remain employed by the Company.

Section 14. General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Construction. The Company and the Executive have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and the Executive and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(c) Complete Agreement. This Agreement (including, but not limited to, the schedules, annexes and exhibits (in their executed form) attached hereto, and, when executed, the Stockholders’ Agreement constitute the entire agreement among the parties and supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that relate to the subject matter of this Agreement.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive, the Parent and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Board in its sole discretion. The Company may (i) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its respective obligations hereunder (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of their obligations hereunder), (iii) collaterally assign any or all of its respective rights and interests hereunder to one or more lenders of the Company or its Affiliates, (iv) assign its respective rights hereunder in connection with the sale of all or substantially all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise), and (v) merge any of the Affiliates with or into the Company (or vice versa).

(e) Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving effect to any choice of law or conflicting provision or rule (whether of the State of Connecticut or any other jurisdiction), that would cause the laws of any jurisdiction other than the State of Connecticut to be applied. The rights of the Company hereunder are enforceable by its Affiliates, who are intended third party beneficiaries hereof.

(f) Jurisdiction and Venue.

(i) The Company and the Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the non-exclusive jurisdiction of any Connecticut State court or federal court located in Hartford County in the State of Connecticut and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and the Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such court or, to the extent permitted by law, in such federal court. The Company and the Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Executive shall not commence a claim or proceeding hereunder in a court other than a Connecticut State court or federal court located in Hartford County in the State of Connecticut, except if the Executive has first brought such claim or proceeding in such Connecticut State court or federal court, and such court or courts have denied jurisdiction over such claim or proceeding.

(ii) The Company and the Executive irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court or federal court of the United States of America sitting in Hartford County in the State of Connecticut and any appellate court from any thereof.

(iii) Notwithstanding clauses (i) and (ii) above, the parties intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 6 through 8 upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts located in the State of Connecticut hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, such determination shall not bar or in any way affect the Company’s right to the relief provided above in the courts of one other jurisdiction (subject to such court possessing personal jurisdiction) located within the geographical scope of such covenants, as to breaches of such covenants in any jurisdiction other than Connecticut, such covenants as they relate to each other jurisdiction being, for this purpose, severable into diverse and independent covenants.

(g) Withholding of Taxes. The Company may deduct and withhold from the compensation payable to the Executive hereunder or otherwise any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, the Executive and the Parent, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(i) Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. At the request of any party hereto, all parties hereto shall execute an original of this Agreement as well as any facsimile, telecopy, PDF or other reproduction hereof.

(k) WAIVER OF JURY TRIAL. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 15. Section 409A.

(a) Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to the Executive under this Agreement in connection with a termination of the Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in no event shall a termination of employment be considered for purposes of the time of payment of such amounts to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section l.409A-l(h), and any successor provision thereto (“Separation from Service”).

(b) Section 409A Compliance: Payment Delays.

(i) Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the severance payments payable to the Executive pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-l(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-l(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (B) the date of the Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 15(b)(i) shall be paid in a lump sum to the Executive (or the Executive’s estate).

(ii) The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, the default provisions of Treasury Regulation Section l.409A-l(i) and any successor provision thereto).

(iii) Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to the Executive under this Agreement that would be considered “non-qualified deferred compensation” under Section 409A of the Code (including the Severance Payments) and are conditioned in the Executive’s execution of the Release described in Section 5(b), payment of such amounts will be measured from the Termination Date, but shall commence on the 60th day following the Termination Date (the “Payment Commencement Date”), provided that on or before the Payment Commencement Date, the Executive shall have executed the Release (which form shall be delivered to the Executive by the Company within forty five days following the Termination Date) and the revocation period applicable to the Release shall have expired; and provided further, that the first payment will include an amount equal to all payments that would have been made between the Termination Date and the Payment Commencement Date if such payments had commenced on the Company’s next regularly scheduled payroll date following the Termination Date.

(c) Section 409A: Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under this Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. To the extent that any provision of this Agreement violates Section 409A of the Code and/or Treasury Regulations issued under Section 409A of the Code, such that amounts would be taxable to the Executive prior to payment, the Company and the Executive agree to negotiate in good faith to revise or strike such provision (and take any other action reasonably necessary) to preserve the intent hereof to the extent permissible under Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code and applicable guidance issued by the Internal Revenue Service. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

(d) In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. This Section 15(d) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

(e) No Company Liability. Notwithstanding anything herein to the contrary, in no event shall the Company or any of its Affiliates be liable to the Executive for or with respect to any taxes and, to the extent the Company timely reports (as required by applicable law) all amounts required to be included in income under Section 409A in connection with such taxes, penalties or interest, which may be imposed upon the Executive pursuant to Section 409A of the Code.

* * * *

[Jeff McRae - Employment Agreement- Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PCX AEROSTRUCTURES, LLC

By:	/s/ Jeffry D. Frisby
Name:	Jeffry D. Frisby
Title:	President and Chief Executive officer

EXECUTIVE

/s/ Jeffrey L. McRae
Name:	Jeffrey L. McRae

PCX HOLDING CORP.,
solely for purposes of the issuance of equity
Interests, if any, under Sections 3(e) and (f)

By:	/s/ Jeffry D. Frisby
Name:	Jeffry D. Frisby
Title:	Vice President

Exhibit A

[Equity Participation Agreement - to be attached]

Exhibit B

Form of Release Agreement

I understand and agree completely to the “Severance Payment” terms set forth in the Employment Agreement (the “Employment Agreement”) effective as of [_______________], 2018 by and between PCX Aerostructures, LLC (together with any successors thereto, the “Company”), PCX Holding Corp. (“Parent”) and me. I understand that I am not entitled to any Severance Payments if I do not sign this Release and return it to the Company on or before [DATE TO BE INSERTED].

Section 1. General Release and Knowing Waiver of Employment-Related Claims. For and in consideration of the severance payments and any other benefits I am eligible to receive from the Company, I, on my own behalf and on behalf of my successors and assigns (collectively referred to as “Releasor”), hereby release and forever discharge the Company, Parent and their respective subsidiaries, stockholders, members, predecessors, successors, affiliates, officers, directors, agents, representatives, employees, consultants and advisors (collectively referred to as “Releasee”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever, whether known or unknown, which Releasor ever had, now has or hereafter can, shall or may have against Releasee, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release, including, but not limited to, the following:

(a) all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment;

(b) all such claims and demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay and/or any other form of compensation;

(c) any claims arising under any federal, state or local law, statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, and the Consolidated Omnibus Budget Reconciliation Act of 1985 and any applicable state or local statutes, including the Connecticut Fair Employment Practices Act, the retaliation provisions under the Connecticut Workers’ Compensation Act, the Connecticut Family and Medical Leave Act, and the Connecticut Free Speech Law [Note to draft: Specific state employment laws to be included at the time of termination], all as amended; and

(d) any claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing, constructive discharge, discrimination, harassment, fraud, defamation, intentional tort, emotional distress and negligence.

Notwithstanding the foregoing, nothing herein releases any claim Releasor has or may have against Releasee regarding (i) my rights to vested equity or equity-based awards, which shall in all respects be governed in accordance with the terms of the applicable equity award agreements, (ii) the performance or non-performance of obligations arising under Section 5(b) of the Employment Agreement, (iii) rights to indemnification by the Company and its Affiliates under any contract, the Company’s governance documents or any applicable laws, and nothing in this Release shall prevent me from enforcing my rights to my non-forfeitable accrued benefits (within the meaning of Sections 203 and 204 of ERISA) under any Company pension plan or to receive continuation coverage pursuant to COBRA, or (iv) rights to any coverage to which I am entitled under any directors or officers or other insurance policy that is otherwise applicable to me by virtue of my service to the Company or its Affiliates).

Also, Releasor does not release any claims against Releasee that may arise after this Release has been executed by me and delivered to the Company.

Section 2. Representation by Counsel and Review Period. I have been advised to consult independent legal counsel before signing this Release, and I hereby represent that I have executed this Release after having the opportunity to consult independent counsel and after considering the terms of this Release for twenty-one (21) days [In the event of a reduction in force, insert “and after considering the terms of this Release for forty-five (45) days] (although I may choose to voluntarily execute this Release earlier). I further represent and warrant that I have read this Release carefully, that I have discussed it or have had reasonable opportunity to discuss it with my counsel, that I fully understand its terms, and that I am signing it voluntarily and of my own free will.

Section 3. Right to Revoke Release. This Release shall not become effective until the eighth day following the date on which I have executed it, provided that I have not revoked it, and I may at any time prior to that effective date revoke this Release by delivering written notice of revocation to [Insert name and contact information].

Section 4. Consideration for Release. I acknowledge that the consideration for this Release is consideration to which I would not otherwise be entitled and is in lieu of any rights or claims that I may have with respect to any other remuneration from the Company.

Section 5. Representation Concerning Filing of Legal Actions. I represent that, as of the date of this Release, I have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Releasees in any court or with any governmental agency.

Section 6. Continuing Obligations Concerning Confidential Information and Company Property. I acknowledge and agree that I remain subject to the restrictive covenants contained in Sections 6 through 8 of the Employment Agreement, each of which survives the termination of my employment.

Section 7. Amendment of Release. This Release may not be amended or modified except by a writing signed by [_______________], on behalf of the Company, and by me.

Section 8. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to principles of conflicts of laws thereunder.

Section 9. Neutral Interpretation. This Release shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Release.

Section 10. Headings. The various headings in this Release are inserted for convenience only and are not part of the Release.

Section 11. No Admission of Liability. This Release, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, stockholders, agents, employees and assigns.

Dated:    This ________ day of _______________, 20__.

WITNESSES:

Name: